EXHIBIT 99.1
                      Press Release Filed February 9, 2005

Media Contacts:
Christopher Downie
Motient Communications
847-478-4200
chris.downie@motient.com


            Motient Announces Purchase of Additional Interests in MSV

LINCOLNSHIRE, IL, February 9, 2005 -- Motient Corporation (MNCP) announced today that it had closed a series of transactions with Telcom Satellite Ventures, Columbia Space Partners and Spectrum Space Equity Investors, resulting in Motient's purchase of an additional 3,563,933 Mobile Satellite Ventures limited partnership units, in exchange for the issuance of 12,704,782 shares of Motient common stock. As a result of these transactions, Motient increased its ownership position in MSV to approximately 49%.

Specifically, Motient directly acquired the 2,296,835 MSV limited partnership units held by Telcom in a merger intended to be a tax-free reorganization, in exchange for which Motient issued 8,187,804 shares of its common stock to the owners of Telcom in a private placement. Additionally, Motient indirectly acquired another 1,267,098 limited partnership units through a series of transactions pursuant to which Motient issued to Spectrum and Columbia a total of 4,516,978 shares of Motient common stock in consideration for an approximately 62.3% interest in Spectrum Space Equity Investors IV, Inc. and two other related entities, and an approximately 27.8% interest in Columbia Space Partners, Inc. and two other related entities. These acquisitions of Columbia and Spectrum common stock were made pursuant to several materially similar stock purchase agreements, and were intended to satisfy certain "tag-along" rights that the Spectrum Entities and the Columbia Entities had pursuant to certain documents governing the relationship of the various MSV equityholders.

For more detailed information on these terms and conditions, please see Motient's current report on Form 8-K, filed today with the SEC. For further information regarding the financial condition of MSV, please see the financial statements of MSV contained in our registration statement on Form S-1, filed with the SEC on January 6, 2005.

Since the shares to be issued to the owners of Telcom, Columbia and Spectrum have not been registered under the Securities Act of 1933, as amended, they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As the potential purchasers are all accredited investors, and no general solicitation has occurred, or will occur, as part of the offering and sale of these securities, Motient has relied upon the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

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About Motient Corporation:

Motient is a nationwide provider of wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient simplifies the wireless experience for applications providers, hardware vendors, value added resellers and customers by offering multiple network options, proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless solutions.

http://www.motient.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.






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